GBH

May 29, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K, dated May 26, 2015, of On the Move Systems Corp. and agree with the statements concerning our Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas